EXHIBIT 10.1

AK STEEL CORPORATION

EXECUTIVE MINIMUM AND SUPPLEMENTAL RETIREMENT PLAN

(as amended and restated as of November 25, 2003)

AK STEEL CORPORATION

EXECUTIVE MINIMUM AND SUPPLEMENTAL RETIREMENT PLAN

(as amended and restated as of November 25, 2003)

ARTICLE 1: INTRODUCTION AND PURPOSE

AK Steel Corporation hereby amends and restates the AK Steel Corporation Executive Minimum and Supplemental Retirement Plan (“Plan”), effective as of November 25, 2003. The Plan was last amended and restated as of January 20, 2000. The purpose of the Plan is to aid the Company and its subsidiaries and affiliates in attracting and retaining key personnel.

The Plan is an unfunded deferred compensation arrangement maintained by the Company for the purpose of providing supplemental retirement benefits for a select group of management or highly compensated employees within the meaning of Section 201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974, as amended. Any obligations under the Plan shall be the joint and several obligations of AK Steel Holding Corporation, the Company and each of their respective subsidiaries and affiliates.

ARTICLE 2: DEFINITIONS

As used in the Plan, the following terms, when capitalized, shall have the following meanings, except when otherwise indicated by the context:

2.1 “Administrator” means the Compensation Committee of the Board, or any successor Committee duly empowered by the Board.

2.2 “Average Monthly Earnings” means a Member’s average monthly earnings during the highest three (3) calculation years of the last ten (10) calculation years. For this purpose, earnings includes all compensation for services rendered, including base salary and any bonus under the AK Steel Corporation Annual Management Incentive Plan and any substitute or successor of such plan (“MIP”), provided however, if during any calculation year, a Member receives more than one bonus under the MIP, only such bonus of the highest amount shall be taken into account in that calculation year. Earnings shall also include any elective deferrals of base salary or any bonus under the MIP made with respect to any calendar year under the AK Steel Corporation Thrift Plan, the AK Steel Corporation Executive Deferred Compensation Plan, or under any plan established under section 125 of the Code. Compensation attributable to reimbursement of business or relocation expenses; Company contributions after 1991 to any Company-sponsored employee benefit plans established under sections 401(k) or 125 of the Code; any bonuses under the AK Steel Corporation Long-Term Performance Plan and any substitute or successor of such plan; and income under any stock option, restricted stock or phantom stock plan, shall be disregarded. The term “calculation years” means fiscal years measured by the twelve (12) consecutive calendar months ending with the last day of the month coincident with or immediately preceding the date of a Member’s Termination Date.

2.3 “Benefit” means the amount determined under Article 6 of the Plan, or under Article 6 of the Prior Plan where indicated by the context.

2.4 “Board” means the Board of Directors of AK Steel Holding Corporation or any successor thereto, as the same shall be constituted from time to time.

2.5 “Chairman” means the Chairman of the Board.

2.6 “Change of Control” has the same meaning under this Plan as under the Trust Agreement for the AK Steel Corporation Non-Qualified Supplemental Retirement Plans.

2.7 “Code” means the Internal Revenue Code of 1986, as amended.

2.8 “Company” means AK Steel Corporation and any successor to all or substantially all of the assets or business of AK Steel Corporation.

2.9 “Effective Date” means November 25, 2003.

2.10 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.11 “Grandfathered Average Monthly Earnings” means, with respect to any Member as of the Effective Date whose Vesting Date has not occurred prior to the Effective Date, the greater of:

(a) his Average Monthly Earnings as determined under Section 2.2 with respect to all calculation years; or

(b) his Average Monthly Earnings under the Prior Plan determined immediately before the Effective Date, times the lesser of:

(1)	the percentage obtained by dividing his Service as of the Effective Date by 10; or

(2)	the percentage obtained by dividing his Officer Service as of the Effective Date by 5.

2.12 “Grandfathered Benefit” means, with respect to any Member whose Vesting Date occurred prior to the Effective Date, his Benefit under the Prior Plan determined immediately before the Effective Date.

2.13 “Key Management Member” means any key manager of the Company who was a Member as defined under the terms of the Prior Plan.

2.14 “Key Management Service” means a Key Management Member’s service as a key manager of the Company as identified by the Chairman and approved by the Administrator.

2.15 “Member” means any elected officer of the Company who is selected by the Chairman and who is approved by the Administrator to be a participant eligible for benefits under this Plan. The term “Member” as used in Articles 8 and 9 shall also include “Key Management Member” as indicated by the context.

2.16 “NCPP” means the AK Steel Corporation Noncontributory Pension Plan as amended (excluding the RAPP component of such plan), and any predecessor, substitute or successor Qualified DB Plan.

2.17 “Officer Service” means a Member’s Service as an elected officer of the Company.

2.18 “Prior Plan” means the AK Steel Corporation Executive Minimum and Supplemental Retirement Plan as in effect immediately prior to the Effective Date.

2.19 “Qualified DB Plan” means any tax-qualified defined benefit pension plan in which a Member has an accrued benefit as of his or her Termination Date including the NCPP and the RAPP, or any other tax-qualified defined benefit pension plan sponsored by the Company or by any previous employer of any Member.

2.20 “Qualified DC Plan” means any tax-qualified defined contribution plan offered instead of a Qualified DB Plan as determined by the Administrator. For purposes of this definition, however, the AK Steel Corporation Thrift Plan A and any predecessor, substitute or successor thrift plan shall not be deemed to be a Qualified DC Plan.

2.21 “Qualified Plan” means any Qualified DB Plan and any Qualified DC Plan.

2.22 “RAPP” means the AK Steel Corporation Retirement Accumulation Pension Plan, a component plan of the NCPP.

2.23 “Service” means years of employment with the Company, including years of employment with Armco Steel Company, L.P. or Armco Inc. and including years of employment with any other predecessor organization approved by the Administrator.

2.24 “Spouse” means the person to whom a Member is married at the time payment of the Member’s Benefit is to commence under the Plan.

2.25 “Termination Date” means the date a Member’s employment with the Company terminates for any reason, including death, on or after the Member’s Vesting Date.

2.26 “Trust” means the Trust Agreement for the AK Steel Corporation Non-Qualified Supplemental Retirement Plans, as amended, and any successor or replacement trust for such trust.

2.27 “Unlimited NCPP Benefit” means for any Member who, as of his Termination Date, is entitled to a vested accrued benefit under the NCPP, the Member’s vested accrued benefit under the NCPP, determined without regard to the limitations under sections 401(a)(17) and 415 of the Code (or any substitute or similar provision limiting benefits permitted under the NCPP) and based upon his earnings used for purposes of determining Average Monthly Earnings under Section 2.2.

2.28 “Vesting Date” means the earliest of:

(a)	the date on which a Member completes both ten (10) years of Service and five (5) years of Officer Service, or with respect to a Key Management Member, the date on which the Key Management Member completes both ten (10) years of Service and five (5) years of Key Management Service;

(b)	the date of a Member’s or Key Management Member’s death provided he has completed at least five (5) years of Service as of his date of death;

(c)	the effective date of a Change of Control; or

(d)	such other date as determined by the Administrator in its sole discretion.

ARTICLE 3: ADMINISTRATION OF THE PLAN

This Plan shall be administered by the Administrator or its delegate as the Administrator may designate from time to time. Except as otherwise provided herein, it is intended that the Administrator (or such delegate) shall have full discretion to interpret the Plan’s terms and to resolve claims which may arise under the Plan.

ARTICLE 4: SOURCE OF BENEFITS

4.1	Source of Benefits

The Company may pay benefits due under the terms of this Plan directly from its assets or from assets held in the Trust. All assets held by the Trust shall at all times be assets of the Company. The benefits payable under this Plan shall be unfunded for all purposes of the Code and ERISA.

4.2	Assets of the Company

Nothing contained in this Plan shall give or be deemed to give any Member or any other person any interest in any property of the Trust or of the Company or any right except to receive such payments as are expressly provided hereunder.

4.3	Liability of Officers and Directors

No current or former employee, officer or director of AK Steel Holding Corporation or the Company shall be personally liable to any Member or other person under any provision of this Plan.

4.4	Funding upon Change of Control

In the event of a Change of Control, the Company shall fully fund all benefits then accrued under this Plan by delivering sufficient assets to the trustee of the Trust in cash or in kind. Such funding obligation may be secured by an irrevocable letter of credit issued to the trustee of the Trust by such bank or other lending institution as approved by the Administrator.

ARTICLE 5: ELIGIBILITY AND PARTICIPATION

5.1	Participation

(a)	Except to the extent that Key Management Members may be entitled to a Benefit under this Plan due to their participation in the Prior Plan, participation in this Plan shall be limited to elected officers of the Company who have been selected by the Chief Executive Officer and approved from time to time by the Administrator. Participation shall commence at such time as the Administrator determines after the selected officer enters into any agreements with the Company as the Administrator may require as a condition to participation in this Plan, and provides to the Administrator any documents or other information required by the Administrator, including but not limited to information relating to the officer’s participation in any Qualified Plan.

(b)	Elected officers of the Company who were Members under the Prior Plan, and attained their Vesting Date before the Effective Date, shall be Members under this Plan as of the Effective Date.

(c)	Elected officers of the Company who were Members under the Prior Plan and had not attained their Vesting Date before the Effective Date, shall be eligible for participation in this Plan only if again selected by the Chief Executive Officer and approved by the Administrator.

5.2	Removal

The Board may remove any Member or Key Management Member from participation in this Plan. With respect to any removed Member or Key Management Member who has attained his Vesting Date, such removal shall not directly or indirectly deprive such Member or Key Management Member of all or any portion of his Benefit or any right to receive his Benefit under the terms of the Plan as in effect immediately before such removal.

5.3	Notification

The Company shall notify in writing those employees selected as Members pursuant to Section 5.1 of their Member status and shall notify in writing any Member or Key Management Member removed from membership pursuant to Section 5.2.

ARTICLE 6: BENEFITS

6.1	Benefit Defined

(a)	A Member’s accrued benefit under this Plan is the Member’s Regular Benefit as defined in Section 6.2, reduced as provided in Section 6.4. No Benefit shall be payable under this Plan if a Member’s employment with the Company terminates for any reason prior to his Vesting Date.

(b)	With respect to a Key Management Member who attained his Vesting Date under the Prior Plan before the Effective Date, his accrued benefit under this Plan shall be his Benefit under the terms of the Prior Plan (after offset for other pensions as provided therein) determined immediately before the Effective Date. With respect to a Key Management Member who has not attained his Vesting Date under the Prior Plan before the Effective Date, his accrued benefit under this Plan shall be his Regular Benefit under the terms of the Prior Plan (after offset for other pensions as provided therein) determined immediately before the Effective Date, times the lesser of:

(1)	the percentage obtained by dividing his Service as of the Effective Date by 10; or

(2)	the percentage obtained by dividing his Key Management Service as of the Effective Date by 5.

The Benefit of any Key Management Member as determined above shall not increase after the Effective Date, and shall not be payable under this Plan if such Key Management Member’s employment with the Company terminates for any reason prior to his Vesting Date.

6.2	Regular Benefit

(a)	Except as provided in (b) below, a Member’s Regular Benefit is a monthly payment for the Member’s lifetime, commencing on the first day of the month coinciding with or next following the later of the Member’s 60th birthday or the Member’s Termination Date and payable in the form provided in Section 7.1, which is in an amount equal to the greater of:

(1)	in the case of a Member hired by the Company prior to January 1, 1992, his Unlimited NCPP Benefit; or

(2)	except as otherwise provided in any other agreement between the Company and a Member and approved by the Administrator, 50% of the greater of the Member’s Average Monthly Earnings or his Grandfathered Average Monthly Earnings.

(b)	With respect to any Member whose Vesting Date occurred prior to the Effective Date, his Regular Benefit shall be the greater of his Grandfathered Benefit or the amount determined in (a) above.

6.3	Early Retirement Benefit

Any Member (or Key Management Member) whose employment with the Company terminates after he has attained his Vesting Date, may elect, as soon as administratively feasible after his Termination Date, to commence payment of his Benefit on the first day of the month coinciding with or next following his 55th birthday (or such earlier date as may be approved by the Administrator in its sole discretion). Such Early Retirement Benefit shall be equal to his Regular Benefit provided in Section 6.2 (or, in the case of a Key Management Member, his Benefit under Section 6.1(b)) reduced to its actuarial equivalent based on his age as of such elected commencement date and on the actuarial assumptions used by the enrolled actuary for the NCPP to determine a participant’s early retirement benefit under the NCPP.

6.4	Offset for Other Pensions

A Member’s Benefit shall be reduced as of the Member’s Termination Date by: (a) any accrued benefit under any employer-provided Qualified DB Plan, actuarially adjusted as if the benefit under the Qualified DB Plan commenced at the same time as the Member’s Benefit; or (b) the actuarial equivalent of any employer-provided vested benefits accumulated under any Qualified DC Plan.

6.5	Non-Duplication

A Member shall not be eligible for benefits under any other non-qualified supplemental retirement benefit plan maintained by the Company for the purpose of providing benefits not permitted to be paid under any Qualified DB Plan. Nothing herein shall prohibit participation by any Member in the AK Steel Corporation Executive Deferred Compensation Plan or the AK Steel Corporation Supplemental Thrift Plan.

ARTICLE 7: PAYMENT

7.1	Payment of Benefits

(a)	Except as provided in (b) below, the basic form of payment of a Member’s Benefit shall be a single life annuity payable in equal monthly installments commencing as of the applicable date specified in Section 6.2 or 6.3 and continuing until payment of the installment due on the first of the month in which the Member dies. A lump sum form of payment may be available if approved by the Administrator in its sole discretion. In the case of a Member who is married when payment of his Benefit is to commence, unless the Member’s Spouse consents in writing to the Member’s election of the single life annuity (or the lump sum form of payment, if available), the automatic form of payment of his Benefit shall be a joint and 50% surviving spouse annuity which shall be the actuarial equivalent of the basic form single life annuity, and which provides a lifetime benefit for the Member and a lifetime benefit for his Spouse equal to 50% of the benefit payable to the Member. The monthly amount of any annuity shall be determined by the enrolled actuary for the NCPP based on the actuarial assumptions contained in the NCPP.

(b)	With respect to any Member whose Vesting Date occurred prior to the Effective Date, an amount equal to his Grandfathered Benefit shall be paid in a single lump sum payment, and any balance of his Benefit shall be paid in accordance with (a) above; provided however, such Member may elect the same form of payment with respect to his entire Benefit in accordance with (a) above, subject to approval by the Administrator.

(c)	Any lump sum payment to a Member shall be determined in accordance with Section 7.2, and shall be made to the Member, or in the case of the Member’s death, to the Member’s designated beneficiary, within 30 days following the Member’s Termination Date. Any designation of beneficiary shall be made by the Member on an election form filed with the administrator and may be changed by the Member at any time by filing another election form containing the revised instructions. If no beneficiary is designated or no designated beneficiary survives the Member, payment shall be made to the Member’s estate.

(d)	A Key Management Member’s Benefit shall be paid in accordance with the terms of the Prior Plan, provided however, with respect to any Key Management Member who has not attained his Vesting Date under the Prior Plan as of the Effective Date, his Benefit shall be paid in the manner set forth in (a) above.

7.2	Lump-Sum Valuation

(a)	The lump-sum present value of a Member’s Benefit shall be the actuarial equivalent of his Benefit payable as a single life annuity as set forth in Section 7.1(a).

(b)	Subject to the provisions of (c) below, the lump-sum present value of a Member’s Benefit shall be determined by the enrolled actuary for the NCPP based upon assumptions approved by the Administrator in its sole discretion. The assumptions may be changed at any time, and from time to time, but any change shall be valid only with respect to Termination Dates occurring twelve or more months after the change is approved.

(c)	Unless otherwise directed by the Administrator, the lump-sum present value of a Member’s Benefit shall be calculated as of the Member’s Termination Date based upon : (i) the 60-month average of the Pension Benefit Guaranty Corporation immediate annuity interest rate in effect during each of the 60 months preceding the month in which the Termination Date occurs, (ii) the age of the Member, (iii) the 1984 Unisex Pension Table (UP84) and (iv) such other actuarial assumptions as would apply under the NCPP. The lump sum present value of any Grandfathered Benefit shall be determined under the applicable provisions of the Prior Plan.

ARTICLE 8: INTERPRETATION, AMENDMENT AND TERMINATION

8.1	Interpretation of the Plan

This document contains the terms of the Plan. However, the Administrator shall have, and the Board expressly reserves to itself and its designate, the broadest possible power to exercise its discretion to interpret the terms of this Plan and to resolve any question regarding any person’s rights under the Plan. Any such interpretation shall be final and binding upon a Member, the Member’s spouse and heirs and subject to review only in accordance with Section 8.2.

8.2	Claims Procedure

Any Member or other person questioning the rights of any person under the Plan shall submit such question in writing to the Administrator, or its designate, for resolution. No person shall have any claim or cause of action for any benefit under this Plan until the Administrator, or its designate, has responded to such written claim, which response shall not be unreasonably delayed. Except as to disputes described in Sections 9.2 and 9.4, it is the intent of the Company, and each Member agrees as a condition of membership, that any judicial review of any decision hereunder shall be limited to a determination of whether the Administrator, or its designate, acted arbitrarily or capriciously, and that any decision of the Administrator, or its designate shall be enforced unless the action taken is found by a court of competent jurisdiction to have been arbitrary or capricious. Disputes described in Sections 9.2 and 9.4 may be resolved by binding arbitration, if mutually agreed by the Member and the Administrator, or by litigation; and in either case such action may proceed without the necessity of exhausting any other remedies that may be available under this Plan.

8.3	Amendment or Termination of the Plan

The Board may, at any time, with or without notice to any person, amend or terminate this Plan. With respect to any Member who has attained his Vesting Date, and subject to Section 9.4, no such amendment or termination shall directly or indirectly deprive such Member of all or any portion of his Benefit or any right to receive his Benefit under the terms of the Plan as in effect immediately before such amendment or termination.

8.4	No Cause of Action

No Member shall have any right, claim or cause of action against any person or entity to appeal the denial of a benefit by the Administrator except as provided in Sections 8.1 and 8.2. In addition, no Member, and no person claiming by, through or on behalf of a Member, shall have any claim to or cause of action for any benefit under this Plan which might have been earned but for the amendment or termination of the Plan, or the termination of the Member’s employment or the removal of the Member from participation under this Plan.

ARTICLE 9: MISCELLANEOUS

9.1	Unsecured General Creditor

Any and all rights created under this Plan shall be unfunded and unsecured contractual rights of the Members against the Company. The Company’s obligation under this Plan shall be a mere promise by the Company to make the benefit payments described herein. Members shall have no legal or equitable right, interest or other claim in any property or assets of the Company by reason of the establishment of this Plan.

9.2	Obligations to the Company

If a Member becomes entitled to a distribution of benefits under this Plan, and if at such time the Member has any outstanding debt, obligation or other liability representing an amount certain owed to the Company, then the Company may offset such amount against the amount of benefits otherwise distributable under the Plan. Such determination shall be made by the Administrator.

9.3	Assignability

No Member shall have any right to anticipate, alienate, assign, sell, transfer, pledge, encumber, attach, mortgage or otherwise hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder. No part of the amounts payable hereunder shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance, nor shall any person have any other claim to any benefit payable under this Plan as a result of a divorce or the Member’s, or any other person’s bankruptcy or insolvency.

9.4	Forfeiture

Notwithstanding any provision in the Plan to the contrary, any Member terminated for Cause shall forfeit all rights under this Plan. “Cause” means a willful engaging in gross misconduct demonstrably injurious to the Company. “Willful” means an act or omission in bad faith and without reasonable belief that such act or omission was in the best interests of the Company. Any such determination shall be made by the Board. Each Member shall be entitled to a statement of the facts alleged as a basis for the Board’s determination that a Member has been terminated for Cause and shall be permitted an opportunity to present, in person, for the Board’s consideration, in such manner as the Board shall direct, any facts or arguments on the Member’s behalf as the Member or his representative may determine.

9.5	Sale of Business

The sale as a going business of (i) the Company or (ii) substantially all of the assets of the Company shall not be a termination of Service for the purpose of establishing a Member’s right to receive benefits under this Plan.

9.6	Employment Not Guaranteed

The establishment of this Plan, a Member’s appointment as a Member of the Plan, any provision of this Plan, or any action taken hereunder, shall not be or be construed as a contract of employment for any definite term. The Company may take any action related to a Member’s employment without regard to the effect such action has or may have on a Member’s rights hereunder.

9.7	Captions

The captions to the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.8	Validity

In the event any provision of this Plan is found by a court of competent jurisdiction to be invalid, void or unenforceable, such provision shall be stricken and the remaining provisions shall continue in full force and effect.

9.9	Applicable Law

This Plan is subject to interpretation under federal law and, to the extent applicable, the law of the State of Ohio.

AK STEEL HOLDING CORPORATION AK STEEL CORPORATION

By:

David C. Horn, Vice President, General Counsel and Secretary

Adopted December 12, 1989

Amended and Restated January 1, 1994

Amended and Restated January 1, 1995

Amended and Restated January 1, 1996

Amended July 17, 1997

Amended September 18, 1997

Amended and Restated January 20, 2000

Amended and Restated November 25, 2003 (as corrected and superseded on March 4, 2004 retroactive to November 25, 2003)